UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2026

VALOR ENERGY INC

(Exact name of registrant as specified in its charter)

Nevada	001-38426	35-2600898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Park Avenue, Floor 3, New York, NY	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 (929) 872-1185

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VAI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

Closing of Private Placement

As previously disclosed in the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 23, 2026, Valor Energy Inc. (the “Company”) entered into a securities purchase agreement, dated October 19, 2026 (the “SPA”), with certain investors (the “Investors”), pursuant to which the Company agreed to sell an aggregate of up to 2,145,923 shares of its common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $2.33 per Share, in a private placement (the “Offering”).

On November 9, 2026, the Company completed the Offering following the satisfaction or waiver of all other closing conditions pursuant to the SPA. At the closing, the Company issued the Shares to the Investors, and received aggregate gross proceeds of approximately $5.0 million. The Company intends to use the net proceeds from the Offering for AI data center project development, working capital and general corporate purposes.

The Shares were offered and sold in reliance on the exemption from registration provided by Regulation D under the Securities Act of 1933, as amended, based on the Investors’ representations and warranties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 13, 2026

Valor Energy Inc.

By:	/s/ Ronggang (Jonathan) Zhang
Name:	Ronggang (Jonathan) Zhang
Title:	Chief Executive Officer

2